Exhibit 2(a)(1)

CORPORATE GOVERNANCE LEVEL 1 LISTING REGULATION (effective since May 10, 2011).

SECTION I

PURPOSE

1.1                                 This regulation establishes the requirements applicable to the trading of securities issued by publicly traded companies on the special listing segment of the stock market operated by BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), known as Corporate Governance Level 2, which sets forth enhanced corporate governance standards for the listing of such Companies, as well as rules applicable to their Senior Managers and shareholders, including the Controlling Shareholders.

SECTION II

DEFINITIONS

2.1. Defined Terms. As used herein, the following terms, whether in singular or plural form, shall have the meaning set forth below.

“Acquirer” means that party or parties to whom a selling Controlling Shareholder transfers the Controlling Shares as a result of a Disposal of Corporate Control.

“Annual Corporate Events Calendar” means a list of corporate events which the Company is required to release to the market, including, at least, a brief description and the date of all the corporate acts and events, public meetings with analysts and release of financing information of the Company, pursuant to the standard form provided by BM&FBOVESPA.

“Brazilian Corporate Law” means Law No. 6,404 of December 15, 1976, and subsequent amendments.

“Closed Hearing” means the consultation process which precedes any material amendments to this Listing Regulation with the purpose of (i) collect suggestions from Companies, Senior Managers and Controlling Shareholders adherents to this Listing Regulation, in connection with amendments BM&FBOVESPA may be considering; and to (ii) decide on these amendments.

“Company” means a publicly traded company authorized to have its securities traded on the Corporate Governance Level 1.

“Controlling Shareholder” means one or more shareholders or a Shareholders Group exercising the Corporate Control of the Company.

“Controlling Shares” means the stake of shares giving its holder or holders the ability to exercise, directly or indirectly, the individual and/or shared Corporate Control of the Company.

“Corporate Control” means the actually exercised power to direct the corporate activities and guide the action of the Companies’ bodies, whether directly or indirectly, either in fact or by operation of law, irrespective of the equity interest held. Additionally, a relative legal presumption applies that a controlling interest is held by a person, or Shareholders Group, holding an equity interest which have assured the absolute majority of the votes among the shareholders attending to the last three (3) shareholders meetings of the Company, even if not actually holding an absolute majority of the total voting shares issued by the Company.

“Corporate Governance Level 1” means the special listing segment of BM&FBOVESPA regulated by this Listing Regulation.

“Corporate Governance Level 1 Listing Agreement” means the agreement to be executed among, on the one side, BM&FBOVESPA, and, on the other side, the Company and its Controlling Shareholder, providing for the listing of the Company on the Corporate Governance Level 1.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Derivatives” means instruments and securities traded on a future settlement market or other assets backed on or derived from securities issued by the Company.

“Disposal of Corporate Control” means the costly transfer of the Controlling Shares to a third party.

“Listing Regulation” means this Corporate Governance Level 1 Listing Regulation.

“Minimum Free Float” means the Outstanding Shares which the Company is required to maintain in order to list on the Corporate Governance Level 1, which shall be maintained during all the period in which its securities are listed to trade on Corporate Governance Level 1, which shall totalize at least twenty-five percent (25%) of the total capital stock of the Company.

“Outstanding Shares” means all issued shares of the Company, other than the shares held by the Controlling Shareholders and any persons connected therewith, in addition to shares held by Senior Managers of the Company, treasury stock and, as the case may be, non-transferrable preferred shares carrying differentiated policy rights and owned solely by a privatizing entity.

“Participation Certificates” means tradable instruments with no par value, which are not representative of the stock capital, as defined in article 46 of Brazilian Corporate Law.

“Sanctions Regulations” means the Regulation of Imposition of Monetary Sanctions of the Corporate Governance Level 1, and subsequent amendments, which regulates the imposition of sanctions in the event of total or partial noncompliance with the provisions of this Listing Regulation.

“Senior Managers” used in singular form, means and refers to the directors (members of the board of directors) and officers (members of the board of executive officers) of a Company, individually, or, when used in the plural, directors and officers collectively.

“Shareholders Group” means a group of persons: (i) bound under any kind of voting or other agreement, whether directly or through any subsidiary, controlling company or company under common control; or (ii) between or amongst which there is a control relationship; or (iii) under common control.

“Statement of Consent of Controlling Shareholder” means the instrument by means of which every new Controlling Shareholder or any shareholders joining the controlling group of the Company personally undertake to adhere to, abide by, and comply with the Corporate Governance Level 1 Listing Agreement, this Listing Regulation and the Sanctions Regulation, according to the standard model provided in Appendix B of this Listing Regulation.

“Statement of Consent of Senior Managers” means the instrument by means of which the Senior Managers of the Company personally undertakes to adhere to, abide by, and comply with the Corporate Governance Level 1 Listing Agreement, this Listing Regulation and the Sanctions Regulation, according to the standard model provided in Appendix A of this Listing Regulation.

SECTION III

AUTHORIZATION TO LIST SECURITIES ON THE CORPORATE GOVERNANCE LEVEL 1

3.1 Authorization to List Securities on the Corporate Governance Level 1. BM&FBOVESPA may authorize the listing of securities in the Corporate Governance Level 1 issued by a Company which meets the following minimum requirements:

(i) obtaining and keeping updated with the CVM the publicly traded company register which allows the trading of common and/or preferred stock on a stock exchange;

(ii) submitting the application for listing its securities at BM&FBOVESPA;

(iii) having executed the Corporate Governance Level 1 Listing Agreement, jointly with the Controlling Shareholder, if any;

(iv) having delivered to BM&FBOVESPA the Statements of Consent of Senior Manager, duly executed;

(v) having amended the Company bylaws for the adoption of the minimum required bylaws provisions released by BM&FBOVESPA;

(vi) maintaining the Minimum Free Float requirement, including (a) after a transaction of Disposal of Corporate Control and the subsequent performance of a tender offer, as provided in the effective corporate law, the Acquirer shall take all the necessary actions to reestablish the Minimum Free Float, if necessary, within the six (6) month period after such tender offer; and (b) in the occurrence of a stock capital increase that has not been fully subscribed by the ones having the right of first refusal or has not received the adherence of a minimum number of interested parties in a public offering, as provided in item 6.3;

(vii) where a Disposal of Corporate Control is carried out, requiring the Acquirer to deliver a duly executed Statement of Consent of Controlling Shareholder, pending which (i) the selling Controlling Shareholder shall refrain from transferring its shares; and (ii) the Company shall refrain from registering any such transfer of shares to the Acquirer or to those that became to hold the Corporate Control, provided that such statement shall be delivered to BM&FBOVESPA within fifteen (15) days after the signature date thereof;

(viii) not having Participation Certificates; and

(ix) committing to abiding by applicable legal provisions and the Corporate Governance Level 1 rules.

3.1.1 The Chief Executive Officer of BM&FBOVESPA, upon a formal justified request of the Company, may grant a certain period for the conformation to the Minimum Free Float, provided that such power is also applicable in relation to the periods set forth in items 3.1 (vi) “a” and 6.3, and in other exceptional circumstances.

3.1.2 Any exceptional treatment granted according to this rule shall be disclosed in the website of BM&FBOVESPA.

3.2 Listing Application. The application submitted by companies seeking to list securities to trade on the Corporate Governance Level 1 shall be filed in conjunction with the following documents:

(i) application duly executed by the investor relations officer, substantially in the form of the standard model provided in Appendix C to this Listing Regulation;

(ii) statement executed by the investor relations officer, substantially in the form of the standard model provided in Appendix D to this Listing Regulation;

(iii) copy of the documentation submitted to the CVM in connection with the application for registration as a publicly traded company for trading on a stock exchange or, in the case of an already publicly traded company, copy of the update registration filings for the most recent fiscal year;

(iv) copy of the updated bylaws, as amended to include the minimum bylaws provisions required by BM&FBOVESPA;

(v) copies of the minutes of shareholders’ meetings held in the period of twelve (12) months preceding the application date;

(vi) copies of the minutes of meetings of the board of directors held in the period of twelve (12) months preceding the application date, which reflect decisions meant to produce effects before third parties;

(vii) copies of the full financial statements for the three (3) most recent fiscal years, as applicable;

(viii) copy of the standard financial statements (DFP Form) filing for to the most recent fiscal year;

(ix) copy of the standard quarterly financial reports (ITR Form) filings for the fiscal year, since previously expired filing dates for their delivery;

(x) copy of the reference form;

(xi) copy of the documentation submitted to the CVM in connection with the public offering registration, if any;

(xii) copy of the agreement entered into with the certificate issuing agent or securities depositary;

(xiii) documents required for the execution of the agreements with the Central Securities Depository of BM&FBOVESPA; and

(xiv) copies of the personal identification documents and corporate documents attesting the power and capacity of the signatories of the Corporate Governance Level 1 Listing Agreement and the Statements of Adherence of Senior Managers.

3.2.1 BM&FBOVESPA reserves the right to require additional clarification or information from the company interested in listing its securities in the Corporate Governance Level 1, establishing a term of thirty (30) days after the request, subject to having its application dismissed. In the event of application dismissed, BM&FBOVESPA will provide to the company all the documents delivered with the application.

3.2.2 The authorization granted to the Company to list its securities in the Corporate Governance Level 1 should not be construed as an opinion on that Company’s standing, provided that its Senior Managers are accountable for the truthfulness, accuracy and completeness of the information provided to BM&FBOVESPA and for the veracity of the documents delivered.

3.2.3 The authorization granted to the Company for listing its securities on the Corporate Governance Level 1 will be valid for an indefinite period.

3.3 Corporate Governance Level 1 Listing with a Public Offering. The Company seeking to list in the Corporate Governance Level 1 upon performing a public offering is required to comply with the provisions set forth in Section VII of this Listing Rules.

3.4 Lock-up restrictions. For the period of six (6) months after the Company’s first public offering, as of the effectiveness of the Corporate Governance Level 1 Listing Agreement, the Controlling Shareholder and the Senior Managers shall not sell and/or offer to sell any Company’s shares and Derivatives which were held by them immediately after such public offering. After these initial six (6) months period, the Controlling Shareholder and the Senior Managers shall not, for a further six (6) months period, sell and/or offer to sell more than forty per cent (40%) of the Company’s shares and Derivatives which were held by them immediately after such public offering.

3.4.1 The lock-up restrictions established in subsection 3.4 shall not apply:

(i) when prior to entering the Corporate Governance Level 1, shares issued by the entrant Company had been trading on BM&FBOVESPA or on the organized over-the-counter market managed by BM&FBOVESPA, provided however in the latter case the Company shall have already performed a public offering;

(ii) in case of a share loan in order to allow the shares to start trading in the exchange in anticipation, subject to prior consent from BM&FBOVESPA;

(iii) with respect to shares transferred under an assignment or share loan transaction aiming the performance of the activity of a market maker registered with BM&FBOVESPA, limited however to shares representing fifteen percent (15%) of the total number of shares subject to lock-up restrictions;

(iv) with respect to shares transferred under a private transaction, including a Disposal of Corporate Control, provided in this event the Acquirer will be subject to the same lock-up restrictions for the remainder of the lock-up period; and

(v) where shares are sold in a tender offer.

SECTION IV

BOARD OF DIRECTORS

4.1 Powers and Authority of the Board of Directors. The board of directors of the Company shall have the powers and authority established under applicable corporate legislation, in addition to other powers outlined in the bylaws which are consistent with the nature of its role.

4.2 Duties and Liabilities. The directors will have the duties and liabilities established under applicable corporate legislation, in addition to other functions prescribed in the bylaws and this Listing Regulation.

4.3 No Accumulation of Positions. The offices of chairman of the board of director and chief executive officer or major executive officer of the Company shall not be accumulated in a single person, except in case of vacancy, in which event the circumstance will be disclosed to the market and action will be taken within the subsequent one hundred and eighty (180) days to fill in the positions.

4.3.1 However, accumulation of positions of chairman of the board of director and chief executive officer or major executive officer of the Company will be permitted on an exceptional and transitional basis for a maximum period of three (3) years starting from the date the Company shares begin to trade on the Corporate Governance Level 1.

4.3.2 The Chief Executive Officer of BM&FBOVESPA, acting upon duly justified and formal request of the Company,

may grant the Company an additional period to the one provided in subsection 4.3.1 for the compliance with the obligation set forth in subsection 4.3, provided that such power is also applicable in relation to the period set forth in subsection 10.5.

4.3.3 Any exceptional treatment granted according to this rule shall be disclosed in the website of BM&FBOVESPA.

4.4 Disclosure of Other Positions. The members of the board of directors are required to disclose and provide to the Company within the timeframes set forth in subsection 4.4.1 below, a list of offices held in a board of directors, fiscal council, advisory committees and executive bodies of other companies or entities.

4.4.1 The Company is required to forward to BM&FBOVESPA the information referred on subsection 4.4 above: (i) within a five (5) month period following the end of the fiscal year, and (ii) upon the performance of a public offering.

4.5 Terms of Office. The directors will be elected for unified terms of office extending for a maximum of two (2) years, reelection being permitted.

4.5.1. When the existence of a Controlling Shareholder holding more than fifty percent (50%) of the voting stock capital ceases, the members of the board of directors may be elected, on an exceptional and transitional basis, for a single time, with a unified term of office of three (3) years.

4.6. Statements of Consent of Senior Managers. The Company shall require each new members of its board of directors and board of executive officers to execute and deliver the Statement of Consent of Senior Managers, which shall be a condition to the investiture on the respective positions and which must be delivered to BM&FBOVESPA within fifteen (15) days after the investiture date of the appointed persons.

SECTION V

PERIODIC AND SPORADIC INFORMATION TO BE DISCLOSED

5.1 Periodic Information. The Company is required to disclose the following periodic information prepared pursuant to applicable legal and regulatory requirements and deadlines:

(i) Financial statements;

(ii) Standard financial statements - DFP Form;

(iii) Quarterly financial reports- ITR Form; and

(iv) Reference form.

5.2 Additional Requirements for the quarterly financial reports - ITR Form. In addition to information specifically required under applicable legal and regulatory rules, the notes to the quarterly financial statements are required to include information on related party transactions with the level of disclosures required by the accounting standards adopted in preparing annual financial statements.

5.3 Reference Form Additional Requirements. The Company is required to disclose and keep updated the information on the equity interest, per type and class of shares, of any shareholder owning shares representing five percent (5%) or more of the shares of each type and class, held directly or indirectly, looking through to the ultimate beneficial owners, since this information is available to the Company.

5.4 Public Meeting with Analysts. The Company and its Senior Managers are required to hold at least once every year a public meeting with analysts and other interested parties, in order to disclose information concerning the Company’s economic and financial position, projects and prospects.

5.4.1 An entrant Company will be dispensed with holding the public meeting with analysts in the year of entry in the Corporate Governance Level 1, where any of the following conditions is fulfilled:

(i) entry occurring after September 30, through a public offering;

(ii) entry occurring after November 30; or

(iii) where the entrant Company is already publicly traded and the public meeting with analysts and other interested parties has already taken place in such year.

5.5 Annual Corporate Events Calendar. The Company is required to forward to BM&FBOVESPA and disclose until December 10 each year, the Annual Corporate Events Calendar for the subsequent year, which must provide, at least, a brief description and the date of all the corporate acts and events, public meetings with analysts and other interested parties and the release of financing information scheduled for the next calendar year, pursuant to the standard form provided by BM&FBOVESPA.

5.5.1 Subsequent changes to the events indicated in the Annual Corporate Events Calendar already released, must also be promptly communicated to BM&FBOVESPA and disclosed to the market at least five (5) days prior to the date of the relevant event. If such changes are not disclosed in the term above mentioned, the Company will be required to release a notice to the market, prior to the relevant event, informing the reasons determining such change, in addition to the change on the Annual Corporate Events Calendar.

5.5.2 Any entrant Company is required to forward the Annual Corporate Events Calendar for the current year to BM&FBOVESPA, and release it to the market, at least one (1) day before the date on which its securities are set to begin trading on the Corporate Governance Level 1.

5.6 Where the circumstances justify, BM&FBOVESPA may agree to establish special deadlines and conditions for the release of information required to be disclosed and released under this Section V.

5.6.1 Any exceptional treatment granted according to this rule shall be disclosed in the BM&FBOVESPA website.

5.7 Securities Trading Policy. The Company is required to prepare, disclose and forward to BM&FBOVESPA, the trading policy for the securities issued by the Company, which shall apply, at least, to the Company, the Controlling Shareholder, to the directors and fiscal council members (when operating), the officers and members of any technical or advisory bodies established in the bylaws.

5.8 Code of Conduct. The Company is required to prepare, disclose and forward to BM&FBOVESPA, a code of conduct establishing the values and principles that guide the Company and that shall be preserved in its relationship with Senior Managers, employees, providers of services and other entities or person related to the Company.

SECTION VI

PUBLIC OFFERINGS

6.1 Widespread Ownership on Public Offerings. In all and any public offering of shares, the Company shall exert its best efforts to achieve widespread ownership of its shares, trough the adoption of special procedures, which are required to be disclosed in the prospectus, as the ones mentioned below:

(i) guarantee of access to all prospective investors; or

(ii) allocation of at least ten percent (10%) of the total offer to individuals or non-institutional investors.

6.2 Prospectus. The prospectus of the public offerings of securities issued by the Company shall: (i) meet the requirements established by applicable Brazilian legislations and regulations, and those that are issued by self-regulatory organizations; (ii) disclose the commitments to submit to arbitration and the existence of any Arbitration Clause, when applicable; and (iii) be delivered to BM&FBOVESPA.

6.2.1 BM&FBOVESPA may require to the Company the delivery of other documents related to the public offering, as well to require changes or amendments to the offering documents delivered, including the prospectus.

6.2.2 The provisions of subsections 6.2 and 6.2.1 apply equally with regard to the reference form.

6.2.3 Where the CVM exempts the Company from presenting the prospectus, copies of the documents submitted to the regulatory agency in connection with the public offering shall be filed at BM&FBOVESPA.

6.2.4 Copies of any and all other documents the Company may have submitted to the CVM in connection with the public offering registration must likewise, on the same date, be filed at BM&FBOVESPA, unless the Company has submitted to CVM an application for confidential treatment.

6.3 Minimum Free Float after a Stock Capital Increase. In occurring a stock capital increase that has not been fully subscribed by the ones having the right of first refusal or has not received the adherence of a minimum number of interested parties in a public offering, the partial or total subscription of such stock capital increase by the Controlling Shareholder will require him to take the necessary actions to reestablish the Minimum Free Float within the six (6) month period following the confirmation of the subscription in the stock capital increase.

SECTION VII

TRADING IN SECURITIES AND DERIVATIVES BY CONTROLLING SHAREHOLDERS

7.1 Disclosure Requirements. Controlling Shareholders and respective connected persons are required to disclose to the Company the amount and characteristics of the securities issued by the Company held by them, directly or indirectly, including Derivatives based on these securities. Such disclosure shall be made immediately after the acquisition of the Corporate Control.

7.1.1 Any subsequent trades or changes in previously disclosed holdings of equity securities issued by the Company and its Derivatives mentioned herein shall be disclosed to the Company in detail, including the respective price, if any.

7.1.2 The disclosure requirement established in this section shall extend to securities and Derivatives which are directly or indirectly held by a spouse or common law spouse and dependents claimed as such on the Controlling Shareholder’s income tax return.

7.1.3 The Company is required to forward to BM&FBOVESPA on monthly basis, on or before the tenth (10th) day of each month, in separate and consolidated basis, the information referred on subsections 7.1.1 e 7.1.2 above.

7.2 Disclosure. BM&FBOVESPA will give full disclosure to the information provided as required in this Section, in a consolidated basis.

SECTION VIII

DELISTING FROM THE CORPORATE GOVERNANCE LEVEL 1

8.1 Delisting. The Company may delist from the Corporate Governance Level 1 at any time, since the delisting is (i) previously approved at a shareholders’ meeting, except in the case of delisting from Corporate Governance Level 1 due to the cancelation of the publicly traded company register, and (ii) noticed in written to BM&FBOVESPA at least thirty (30) days prior the delisting.

8.1.1 The delisting from the Corporate Governance Level 1 shall not result in loss of the qualification as a publicly traded company registered with BM&FBOVESPA.

8.2 Cancellation of the Publicly Traded Company Register. Where the delist from Corporate Governance Level 1 arises from the cancellation of the registration as a publicly traded company (i) the Company shall comply with all the procedures established by applicable legislation, and (ii) the Company shall be dispensed from helding the shareholders’ meeting provided in subsection 8.1(i) above.

8.3 Corporate Restructuring. Where the Company is set to delist from Corporate Governance Level 1 due to implementation of a corporate restructuring transaction, and the shares issued by the surviving company are not listed to trade on the Corporate Governance Level 1 within one hundred and twenty (120) days after the date of the shareholders’ meeting that approved the transaction, the Company, the Senior Managers and the shareholders, including the Controlling Shareholder, shall observe the formalities contemplated in this Section VIII.

8.4 Continuing Obligations of the Company. Delisting its shares from the Corporate Governance Level 1 shall not exempt any of the Company, its Senior Managers, its Controlling Shareholder and other shareholders from complying with obligations and meeting the requirements prescribed in the Corporate Governance Level 1 Listing Agreement, the Sanctions Regulation and this Listing Regulation, in respect of facts and events preceding the delisting date.

SECTION IX

SANCTIONS

9.1 Notice of Noncompliance. Envisaging the compliance with the provisions of this Listing Regulation, BM&FBOVESPA will give written notice to the Company and any related persons, as the case may be, which totally or partially violates, any obligations arising from this Listing Regulation, assigning a term within which they are expected to remedy such violation.

9.1.1 The Company and any related persons, as the case may be, will be subject to charge of penalty fines, as set forth in the Sanctions Regulation, and may be assigned sanctions as provided in subsections 9.4 and 9.5, without prejudice to other applicable penalties established by applicable Brazilian law and regulations and the payment of indemnity for losses and damages, including loss of earnings, as may be determined.

9.2 Penalty Fines. In charging penalty fines, BM&FBOVESPA shall take into account the noncompliant party remediation action, the nature and significance of the noncompliance findings, the ensuing damages to the marketplace and market participants, the gain or unfair advantage obtained by the noncompliant party, the existence of a previous violation to any provisions of this Listing Regulation and the recidivism, characterized by the repetition of a violation of the same nature.

9.3 Fine Collection and Use of Proceeds. Any noncompliant party charged with a penalty fine shall be allowed to pay the fine at a fifty percent (50%) discount, if payment is made on or before ten (10) days after the relevant notice.

9.3.1 A failure to make timely payment of the penalty fine shall subject the noncompliant party to pay the fine as accruing default interest of twelve percent (12%) per annum plus adjustment pursuant to the General Market Price Index of Fundação Getúlio Vargas (IGP-M/FGV), or substitute index, as computed on an yearly basis or at shorter periods, if such is allowed by law.

9.3.2 The proceeds of penalty fines collected pursuant to this Section and previous subsections shall integrate the assets of BM&FBOVESPA and used to support the Market Arbitration Chamber, which is responsible for settling disputes pursuant to the Arbitration Regulation.

9.4 Non-Monetary Sanctions. Where an instance of violation is not remedied within the term assigned pursuant to the notice mentioned on subsection 9.1, without prejudice to the charge of fines provided above, BM&FBOVESPA may decide, taking into account the significance of the violation and the damages ensuing for the marketplace and market participants, to order any of the following:

(i)   separate release of market quotation related to securities issued by the Company, in conjunction with a second notice assigning a new deadline for the Company and other noncompliant parties to remedy the violation; or

(ii)   (ii)  ordering a halt in the trading on Corporate Governance Level 1 of the securities issued by the Company, in conjunction with a second notice assigning a new deadline for the Company and other noncompliant parties to remedy the violation.

9.4.1 Where BM&FBOVESPA elects to proceed as set forth in subsection 9.4(i), and the Company and other noncompliant persons fail to remedy the violation within the assigned deadline, BM&FBOVESPA may order a halt in the trading on Corporate Governance Level 1 of the securities issued by the Company.

9.4.2 The sanctions provided in subsection 9.4 will be lifted as of the date on which the noncompliance or violation is remedied in full.

9.4.3 A trading halt of the securities issued by the Company may further be ordered in the events contemplated in regulations and general rules regulating trading halt at BM&FBOVESPA, as well as according to applicable Brazilian laws and regulation.

9.4.4 Consequences of a Trading Halt. During a trading halt of the securities issued by the Company ordered pursuant to subsection 9.4(ii) above, the Company, its shareholders, including the Controlling Shareholder and the Senior Managers

shall be required to comply with all the obligations arising from this Listing Regulation and the Sanctions Regulation.

9.5 Cancellation of the Authorization to Trade on Corporate Governance Level 1. Without prejudice to application of penalty fines consistent with the provisions above, the authorization of the Company to have its securities traded on Corporate Governance Level 1 may be cancelled if the violation that lead to the trading halt is not remedied within the term assigned in the notice given pursuant to subsection 9.4(ii).

9.5.1 The cancellation of the authorization of the Company to have its securities traded on Corporate Governance Level 1, pursuant to subsection 9.5 above shall not result for the Company in automatic loss of the qualification as a publicly traded company registered with BM&FBOVESPA, except in the event of a bankruptcy decree and the other cases of cancellation of its register to be traded on a stock exchange.

9.6 Prior to the imposition of any of the sanctions and penalties foreseen in this Section, the noncompliant parties shall have the right to make full answer and defense in respect of the charge of violation of provisions of this Listing Rules.

9.6.1 BM&FBOVESPA shall release to the market the names of Companies and related noncompliant persons to whom sanctions and penalties are awarded by virtue of the noncompliance of the obligations arising from this Listing Rules.

SECTION X

GENERAL PROVISIONS

10.1 Disclosure. All information and documents contemplated in this Listing Regulation and required to be disclosed by the Company shall be electronically forwarded to BM&FBOVESPA and, to the extent possible, posted in the Company’s website.

10.2 Amendments. Any material amendments BM&FBOVESPA proposes to make to this Listing Regulation will only take effect contingent on:

(i) the performance of a Closed Hearing with the Companies authorized to have their securities traded on Corporate Governance Level 1, within a term defined by the Chief Executive Officer, which shall not be less than thirty (30) days, without the express opposition of Companies representing over than one-third (1/3) of the Companies in attendance of such Closed Hearing; and

(ii) the relevant amendment shall have been approved by the CVM.

10.2.1 Closed Hearing Call Notice. The call notice of the Closed Hearing foreseen in subsection 10.2 above shall be forwarded to the investor relations officer of the Company, who shall be considered, for such purpose, representing the Company.

10.2.2 Effective Date of Amended Rules. BM&FBOVESPA shall inform the Company, through its investor relations officer, with a third (30) day prior notice of the date of effectiveness of any amendment to this Listing Regulation and the Sanctions Regulation.

10.2.3 Opinions in a Closed Hearing. The express opinion of the Company in the Closed Hearing shall be made in a letter sent by its investor relations officer, with a receipt of delivery, or by any electronically mean defined by BM&FBOVESPA, within the assigned deadline provided in the applicable notice. Such opinion will be delivered to BM&FBOVESPA, to the person or persons designated in the Closed Hearing call notice, provided that where the Company elects not to forward timely response, this silence will be deemed to consist an agreement with the amendments proposed by BM&FBOVESPA.

10.3 Supervening Rules. If any provision of this Listing Regulation is rendered invalid or ineffective due to any supervening rule, the provision rendered invalid or ineffective will be replaced with a valid and effective rule, apt to attain the purposes of the provision rendered invalid or ineffective. Any eventual invalidity or ineffectiveness of one or more sections shall not after the validity and effectiveness of the other rules in this Listing Regulation.

10.3.1 If the provisions of this Listing Regulation are at any time wholly or partially incorporated into applicable legislation or regulatory rules, thus being rendered inconsequential, BM&FBOVESPA may elect to terminate the Corporate Governance Level 1 Listing Agreement. Termination of the agreement in this event shall not result in loss of the qualification as a publicly traded company registered with BM&FBOVESPA.

10.4 Rulings on Omissions, Unforeseen or Exceptional Events. The Chief Executive Officer of BM&FBOVESPA, acting in his sole discretion, shall have powers to solve matters or events about which this Listing Regulation is silent, and about unforeseen or exceptional events.

10.5 Transitory Rule for Listed Companies. Companies whose shares were already listed to trade on the Corporate Governance Level 1 as of the date of effectiveness of the revised Listing Rules published as of May 10, 2011 are assigned a period of three (3) years within which to adjust their bylaws and take action to conform and comply with the provisions of subsections 4.3 and 4.5 of this Listing Regulation;

SECTION XI

FINAL PROVISIONS

11.1 Exemption from Liability. The provisions of this Listing Regulation carry no liability whatsoever for BM&FBOVESPA and should not be construed to mean BM&FBOVESPA will defend the interests of aggrieved third parties as a result of:

(i) abusive or illegal actions taken by the Company, by shareholders, including the Controlling Shareholders, by Senior Managers or fiscal council members; or

(ii) disclosure of untruthful or inaccurate information or inaction in the disclosure of material information by the Company, by shareholders, including the Controlling Shareholders, by Senior Managers or fiscal council members.